Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1, of our report dated March 29, 2019 relating to the consolidated financial statements, which appears in Global Ship Lease, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2018 which is incorporated by reference in Amendment No. 1 to the Registration Statement on Form F-1 (No. 333-233198) of Global Ship Lease, Inc.. We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form F-1 (No. 333-233198) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

September 26, 2019